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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Clayton                        Stephen                 T.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

     c/o Tremont Advisers, Inc.
     555 Fremd Avenue
     Suite C 206
________________________________________________________________________________
                                    (Street)

     Rye                               NY                 10580
________________________________________________________________________________
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Tremont Advisers, Inc. TMAV
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     12/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by more than One Reporting Person

________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                              6.
                                                               4.                              5.             Owner-
                                                               Securities Acquired (A) or      Amount of      ship
                                                  3.           Disposed of (D)                 Securities     Form:     7.
                                                  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                    2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                  Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                   Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                          (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  --            --               --         --     --      29,746         D         --
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  --            --               --         --     --      5,624          I         spouse
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  --            --               --         --     --      156            I         minor child
----------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock                  --            --               --         --     --      156            I         minor child
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

==================================================================================================================================

                            (Print or Type Responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

                                                                               Class B
                                                                               Common
Options             $ 8.00    --                 --    --    12/9/99  12/9/04  Stock      2,187    N/A    2,187    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 8.00    --                 --    --    12/9/00  12/9/04  Stock      2,188    N/A    2,188    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 8.00    --                 --    --    12/9/01  12/9/04  Stock      4,375    N/A    4,375    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 2.40    --                 --    --    5/15/99  5/15/02  Stock     15,625    N/A   15,625    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 5.12    --                 --    --    12/9/97  12/9/03  Stock        976    N/A      976    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 5.12    --                 --    --    12/9/98  12/9/03  Stock        977    N/A      977    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $ 5.12    --                 --    --    12/9/99  12/9/03  Stock      1,953    N/A    1,953    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $10.50   12/6/00   A   V    8,750  --    12/6/00  12/6/05  Stock      8,750    N/A    8,750    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $10.50   12/6/00   A   V    8,750  --    12/6/01  12/6/05  Stock      8,750    N/A    8,750    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
                                                                               Common
Options             $10.50   12/6/00   A   V   17,500  --    12/6/02  12/6/05  Stock     17,500    N/A   17,500    D        --
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               Class B
Class A Common                                                                 Common
Stock               1.1        --                --    --    8/15/98  N/A      Stock      1,185    N/A    1,185    D        --
-----------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:


 /s/ Stephen T. Clayton                                     January 4, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
            Stephen T. Clayton

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder: Report on a separate line for each class of securities owned directly or indirectly.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.